Exhibit 10.25

SEPARATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of June 11, 2010, by and among NEWPAGE CORPORATION (“Company”), NEWPAGE GROUP INC. (“NewPage Group”) and MARK A. SUWYN (“Executive”) to acknowledge and set forth the terms and conditions regarding the termination of Executive’s employment and positions with the Company and its Affiliates (as such term is defined below). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below). For purposes of this Agreement, the Company, NewPage Group and Executive each may be referred to individually as a “Party”, and together as the “Parties”.

1. Separation Date. Executive hereby resigns, effective June 11, 2010 (the “Separation Date”), from any and all positions Executive holds with the Company and its Affiliates (as defined below), including, without limitation: (a) his position as Chairman of the Company, NewPage Group and NewPage Holding Corporation, (b) any position he holds in any fiduciary capacity with any benefit plan sponsored by the Company or its Affiliates, and (c) any position he holds as a member of a committee established by the Company or any of its Affiliates. Executive’s last day of employment with the Company will be the Separation Date. Executive shall take all actions and provide Executive’s full cooperation, whether before or after the Separation Date, to the extent the Company reasonably believes such assistance is necessary to effectuate the foregoing resignations. For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.

2. Separation Payments and Benefits. Subject to and in consideration of the execution of the Release (defined below), without revocation, within twenty-five (25) days following the Separation Date and the other promises and obligations of Executive under this Agreement, the Company will pay the following amounts or provide the following benefits to Executive (collectively, the “Separation Compensation”), in each case minus any applicable payroll taxes and other deductions and withholdings required by federal, state or local law or as requested by Executive:

(a)	The Company will pay Executive accrued but unpaid Base Salary, if any, through the Separation Date; and

(b)	The Company will pay Executive for accrued but unused vacation time, if any, until and through the Separation Date; and

(c)	The Company will pay to Executive the aggregate amount of Two Million US Dollars ($2,000,000); and

(d)	Executive will be entitled to receive all other accrued, vested benefits as of the Separation Date to which Executive is entitled under the terms of the Company’s employee benefit plans (which for purposes of clarity and avoidance of doubt, shall not include any benefits payable under any plan or program relating to the payment of severance, bonus, incentive or other compensation).

3. Payments. The Company will pay the amounts set forth in Paragraph 2 above as follows: (a) the amounts specified in Paragraphs 2(a) and 2(b), respectively, in accordance with the Company’s regular payroll practices, (b) the amounts specified in Paragraphs 2(c), subject to execution of the Release (without revocation), on a lump sum basis, thirty (30) days following the Separation Date, and (c) the benefits specified in Paragraph 2(d), pursuant to the terms of the applicable employee Company benefit plan.

4 Release and Waiver. In consideration of the Company’s promise to pay the Separation Compensation set forth in Section 2 above, and as a condition precedent to the Company’s obligation to pay such compensation, Executive shall execute and deliver to the Company an original signed copy of the General Release attached to this Agreement at Exhibit A (the “Release”), within twenty-five (25) days following the Separation Date, without revocation.

5. Employment Agreement. Attached to this Agreement as Exhibit B is a copy of the Employment Agreement between Executive and the Company dated January 18, 2010, as amended (the “Employment Agreement”). Notwithstanding anything in the Employment Agreement or this Agreement to the contrary, and in consideration of the payments and benefits to be provided by the Company pursuant to Paragraph 2 above, Executive hereby agrees that he shall remain bound by and comply with the terms and conditions and obligations set forth in Section 6 (Non-disparagement), Section 7 (Restrictions on Obligations of Executive), including, without limitation, Section 7.5 (Remedies; Specific Performance) and Section 8 (Other Provisions) of the Employment Agreement. In addition, Executive hereby represents and warrants that Executive has remained in full compliance with Sections 6 and 7 of the Employment Agreement through the effective date of this Agreement. Executive hereby agrees that he shall deliver to the Company, on or promptly after the Separation Date, any and all Company Property and all copies of any Company Property in Executive’s possession, custody or control and shall not retain any such property.

6. Equity.

(a) Shares. Executive and NewPage Group are parties to that certain Equity Exchange and Restricted Stock Agreement dated December 21, 2007 (the “Equity Agreement”), pursuant to which Executive holds 672,172 shares of NewPage Group Common Stock (the “Shares”). In consideration of the mutual promises and undertakings set forth above, NewPage Group and Executive hereby agree as follows: (a) subject to Executive’s continuing compliance with his obligations under Paragraph 5 above, the Company shall forebear from exercising its rights to repurchase the Shares pursuant to Section 4(a) of the Equity Agreement; (b) Executive hereby fully, completely and forever waives and relinquishes any and all rights to require the Company or its Affiliates to purchase or repurchase the Shares pursuant to Section 4(c) of the Equity Agreement. Additionally, Executive agrees that to the extent he continues to hold any shares of NewPage Group Common Stock after the Separation Date, Executive shall vote shares on any matter requiring a vote of stockholders of NewPage Group in accordance with the written direction of NewPage Group or, in the absence of such written direction, to abstain from voting such shares. Except to the extent set forth herein, any Shares held by Executive after the Separation Date shall be held pursuant to terms and conditions of the Equity Agreement.

(b) Options. Executive’s outstanding options to purchase shares of NewPage Group Common Stock shall remain outstanding pursuant to the terms of each respective Stock Option Agreement between the Executive and the NewPage Group.

7. Additional Acknowledgements and Affirmations.

(a) Full Satisfaction. Executive acknowledges and agrees that, except for the payments and benefits set forth in this Agreement, Executive will neither receive, nor be entitled to receive, any other compensation, payments or benefits of any kind or nature from the Company or its Parents or Subsidiaries, including, without limitation, any salary, commission, compensation, bonus, incentive payment, severance, expense reimbursement or other payment of any kind or nature whatsoever pursuant to Executive’s Employment Agreement, the Equity Agreement or any other agreement, understanding or instrument, whether verbal or written, between Executive and the Company, its Parents or Subsidiaries.

(b) Absence of Potential Claims.

(1) Executive hereby affirms that he has not filed, caused to be filed, or presently is a party to any pending or threatened claim or action against the Company or any of the Company Released Parties.

(2) Executive affirms that he has not suffered any known workplace injuries or occupational diseases.

(3) Executive affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its Affiliates, or their respective officers or board members, including any allegations of corporate fraud.

8. Cooperation. Executive hereby agrees that at all times prior to and after the Separation Date, he shall make himself reasonably available to, and shall cooperate with, the Company and its Affiliates, at the Company’s sole cost and expense, with respect to any matter about which Executive has knowledge arising out of Executive’s employment with the Company, or any roles or positions Executive had with the Company or any of its Affiliates, including, without limitation, in connection with any past, present or future Proceeding involving the Company or its Affiliates. For purposes of this Separation Agreement, the term “Proceeding” means any and all past, present and future actions, causes of action, suits, litigation, complaints, controversies, threats, demands, inquiries, investigations, or other proceedings, whether formal or informal, and whether pending or threatened or otherwise.

9. Governing Law and Venue. This Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any provision of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by those courts. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

10. Miscellaneous. This Agreement (including the Release) contains the complete agreement among the Parties with respect to its subject matter, and supersedes all prior agreements, arrangements or understandings with respect to the subject matter of this Agreement, except as expressly set forth in Paragraphs 5 and 6 or elsewhere in this Agreement. This Agreement may only be modified in a writing signed by all Parties. The provisions of this Agreement are severable and the unenforceability or invalidity of any provision of this Agreement will not render any other provision unenforceable or invalid. This Agreement may be signed in multiple counterparts, any of which may be signed and exchanged by email or facsimile, each of which when so executed will constitute an original.

The parties have caused this Agreement to be executed as of the date shown above.

EXECUTIVE	NEWPAGE CORPORATION

/s/ Mark A. Suwyn	By:	/s/ Douglas K. Cooper
Mark A. Suwyn	Name:	Douglas K. Cooper
	Title:	Vice President, General Counsel & Secretary

NEWPAGE GROUP INC.

	By:	/s/ Douglas K. Cooper
	Name:	Douglas K. Cooper
	Title:	Vice President, General Counsel & Secretary

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